                                                                      EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
06/08/06	Investors: Mary Kay Shaw, 630-623-7559
Media: Anna Rozenich, 630-623-7316

McDONALD’S STRONG PERFORMANCE CONTINUES;
MAY GLOBAL COMPARABLE SALES UP 4.5%

•	U.S. comparable sales increased 3.4%

•	Europe comparable sales increased 4.9%

OAK BROOK, IL - McDonald's Corporation announced today that Systemwide sales for McDonald’s restaurants worldwide increased 6.2% in May, or 5.5% in constant currencies.
McDonald's Chief Executive Officer Jim Skinner commented, "McDonald's ongoing business momentum continues to be powered by our customer-focused Plan to Win. We are attracting customers to our restaurants around the world with expanded menu choice and variety, quality food, greater customer conveniences and relevant marketing.
"In the U.S., we’re appealing to customers’ contemporary lifestyles with our popular breakfast menu featuring the recently launched premium coffee blend; new products like our unique Asian Salad and Premium Chicken Sandwich line; and our longer, more convenient hours. Our enhanced consumer relevance is driving sustained strong results, with comparable sales up 3.4% for the month.
"Comparable sales increased 4.9% in Europe, driven by positive performance in France, Germany and the United Kingdom. Our business benefited from combined initiatives that feature premium selections like the Chicken Mythics promotion in France and the Big Tasty in Germany, alongside our everyday low price offerings and classic menu favorites. In addition, innovative marketing linked to the World Cup, including the U.K.’s text message-to-win game, contributed to these results.
"Comparable sales were up 6.5% in Asia/Pacific, Middle East and Africa primarily due to strong sales in Japan and sustained positive performance in Australia.
"I am pleased with our results and am confident we will continue to build long-term profitable growth for our shareholders and the global McDonald’s System.”

May Comparable Sales
	Month-to-Date		Year-to-Date
Percent Increase/ (Decrease)	2006	2005	2006	2005
McDonald’s Restaurants*	4.5	1.8	5.3	3.7
Major Segments:
U.S.	3.4	4.2	5.4	4.9
Europe	4.9	(1.4)	4.1	1.2
APMEA**	6.5	(0.6)	5.0	3.5

May Systemwide Sales
	Month-to-Date		Year-to-Date
Percent Increase/ (Decrease)	As Reported	Constant Currency	As Reported	Constant Currency
McDonald’s Restaurants*	6.2	5.5	4.5	6.3
Major Segments:
U.S.	4.1	4.1	6.2	6.2
Europe	7.0	6.0	(0.6)	5.2
APMEA**	6.6	8.5	2.2	7.1

* Excludes non-McDonald's brands
** Asia/Pacific, Middle East and Africa

Definitions
•
Comparable sales represent sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates, in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation. Some of the reasons restaurants may be temporarily closed include road construction, reimaging or remodeling and natural disasters. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•	Information in constant currency is calculated by translating current year results at prior year average exchange rates.
•
Systemwide sales include sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates. Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent, service fees and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

•
The number of weekdays, weekend days and timing of holidays can impact our reported comparable sales. For the month of May 2006, this calendar shift/trading day adjustment consisted of one more Wednesday and one less Sunday, compared with May 2005. The resulting adjustment varied around the world, ranging from neutral to approximately negative 2%.

Upcoming Communications
McDonald's tentatively plans to release June sales on July 17, 2006.

McDonald's is the leading global foodservice retailer with more than 30,000 local restaurants in more than 100 countries. Approximately 70% of McDonald's restaurants worldwide are owned and operated by independent, local businessmen and women. Please visit our website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements
This release contains certain forward-looking statements that reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements is detailed in the Company's filings with the Securities and Exchange Commission, such as its annual (10-K) and quarterly (10-Q) reports.

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